Exhibit 21.1

Subsidiaries

Prescription Vending Machines, Inc. (California corporation, dba Medicine Dispensing Systems in the State of California)

Vaporfection International, Inc. (Florida corporation)

Medicine Dispensing Systems, Inc. (Arizona corporation)

Mini-Storage Solutions, Inc. (California corporation)

Medbox Rx, Inc. (California corporation)

Medbox, Inc. (California corporation)

Medbox Leasing, Inc. (California corporation)

Medbox Technologies Ltd. (Canadian corporation)

Medbox CBD, Inc. (California corporation)

Medbox Property Investments, Inc. (California corporation)

Medbox Management Services, Inc. (California corporation)

Medbox Merchant Services, Inc. (California corporation)

Medbox Armored Transport, Inc. (California corporation)

Medbox Investments, Inc., (California corporation)

MJ Properties Investments, Inc. (Washington corporation)

Allied Patient Care (Oregon Not for Profit)